Exhibit 10.24

Beijing Wangpin Consulting Co., Ltd.

Contract

Chapter 1 General Provisions

In accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and other applicable laws and regulations of the People’s Republic of China (“PRC”), Beijing Zhilian Sanke Human Resources Service Center (China) and Zhaopin.Com Limited (Cayman Islands), adhering to the principles of equality and mutual benefits and through friendly consultations, agree to jointly invest in and establish a joint venture enterprise in Beijing, the PRC on the terms and subject to the conditions set forth in this contract as follows (“Contract”):

Chapter 2 Joint Venture Parties

Article 1 The parties hereto (each a “Party” and together the “Parties”) are:

Party A: Beijing Zhilian Sanke Human Resources Service Center (registered with Beijing Municipal Administration for Industry and Commerce)

Legal address: Suite E 7F Building A, East Gate Plaza, 9 Dongzhong Street, Dongcheng District

Legal representative: Yong ZHANG, Title: General Manager, Nationality: Chinese

Party B: Zhaopin.Com Limited

Legal address:

Legal representative: Mark Baldwin, Title: Director, Nationality: British

Chapter 3 Formation of Joint Venture Company

Article 2 The Parties agree to establish a joint venture company named “Beijing Wangpin Consulting Co., Ltd.” (the “JVC”) in Beijing, the PRC, in accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and other pertinent PRC regulations.

Article 3 The name of the JVC shall be: Beijing Wangpin Consulting Co., Ltd.

The legal address of the JVC shall be: Suite B 5F Building A, East Gate Plaza, 9 Dongzhong Street, Dongcheng District, Beijing, the PRC.

Article 4 The JVC shall be a PRC legal person, and all the activities carried out by the JVC must comply with the laws, decrees and relevant regulations of the PRC and subject to the jurisdiction and protection of PRC laws and regulations.

Article 5 The JVC shall be organized as a limited liability company. Each Party’s liability for the indebtedness of the JVC shall be limited to the amount of such Party’s paid-up capital contribution to the JVC. The Parties shall bear the risks and losses of the JVC and share the profits of the JVC in proportion to their respective contribution to the registered capital of the JVC.

Chapter 4 Purpose, Scale and Scope of the Joint Venture

Article 6 The purpose of the JVC shall consist of the following: to enhance economic cooperation and technical exchanges under the principle of equality and mutual benefits, to adopt advanced technology and scientific operation and management methods, so as to improve the economic performance of the JVC to a level satisfactory to its investors.

Article 7 The business scope of the JVC shall consist of the following: business consulting, talent intermediary services, including the provision of the services of candidate recommendation, recruitment, training, human resources, etc.

Article 8 The production scale of the JVC shall be as follows: the average annual turnover will reach RMB 1 million after the formation of the JVC. The JVC will be responsible to balance its own foreign exchange.

Chapter 5 Total Investment Amount and Registered Capital

Article 9 The total amount of investment in the JVC shall be US$300,000.

Article 10 The aggregate amount of capital contribution by both Party A and Party B shall be US$300,000, which will serve as the registered capital of the JVC. Of this amount: Party A shall contribute the RMB equivalent of US$30,000 in cash, representing 10% of the registered capital of the JVC; and Party B shall contribute US$270,000 in cash in foreign currency, representing 90% of the registered capital of the JVC.

Article 11 The exchange rate between RMB and USD to be applied shall be the middle rate published by the State Administration of Foreign Exchange on the day when the contribution is actually made.

Article 12 Within three months upon the date of issuance of the JVC’s business license, Party A and Party B each shall pay 15% of its capital contribution obligations towards the registered capital of the JVC, which in aggregate amount to US$45,000, and the remainder of the registered capital of the JVC, in the amount of US$255,000, shall be paid up in three installments within one year thereafter. After the registered capital has been fully paid up, a certificate of investment will be issued to the Parties by an accounting firm engaged by the JVC based on the capital verification conducted by a China-registered accountant. The JVC will submit the copies of the certificate of investment to the original approval authority and the Administration for Industry and Commerce for record filing.

Article 13 If and when either Party assigns and transfers all or part of its equity interest to a third person, it must obtain the consent of the other Party and report such transfer to the original approval authority for its approval. In this case, the other Party shall have a right of first refusal to acquire such equity interest being offered for sale or transfer. If the transferee is a third party, the transfer price shall not be lower than the price offered to the other Party hereto.

Chapter 6 Responsibilities of the JV Parties

Article 14 The Parties shall be responsible for the following:

Party A shall be responsible:

1	to go through the procedures in connection with the formation of the JVC, such as application for approval from competent Chinese authorities, registration, obtaining the business license, etc;

2	to assist the JVC in purchasing or leasing necessary equipment, articles for office use, means of transportation and communication facilities, etc. in China;

3	to assist the JVC in recruiting necessary Chinese operation and management staff, technical staff, workers and other required personnel;

4	to assist the JVC’s foreign staff in applying for entry visas, work permits, and process their traveling matters, etc;

5	to pay its capital contribution pursuant to Articles 10 to 12 hereof; and

6	to handle other matters entrusted to it by the JVC.

Party B shall be responsible:

1	to pay its capital contribution pursuant to Articles 10 to 12 hereof;

2	to select and purchase equipment outside of China as entrusted to it by the JVC;

3	to train the JVC’s technical and management staff and workers; and

4	to handle other matters entrusted to it by the JVC.

Chapter 7 Board of Directors

Article 15 The date of registration of the JVC shall be the day when its Board of Directors is established.

Article 16 The Board of Directors shall be composed of five (5) Directors, of whom one (1) shall be appointed by Party A, and four (4) shall be appointed by Party B.

The Chairman shall be appointed by Party A, and one Vice Chairman shall be appointed by Party B. The General Manager shall be appointed by the Board of Directors. The term of office for the Chairman and the Directors is four (4) years, which may be renewed after they are re-appointed by the relevant appointing Party.

Article 17 The Chairman of the JVC shall be the legal representative of the JVC.

Article 18 The Board of Directors is the highest authority of the JVC and shall decide on any and all major matters concerning the JVC. Unanimous approval of all of the Directors of the JVC shall be required before any decision is made concerning the following major matters:

1	Amendment of the Articles of Association of the JVC;

2	Termination and dissolution of the JVC;

3	Increase or assignment of the registered capital of the JVC;

4	Merger of the JVC with other economic entities;

5	Appointment of the General Manager of the JVC;

6	Decision to establish branches of the JVC; and

7	Decision on the JVC’s annual profit distribution plan; decision on the upper ceiling amount of the JVC’s annual liquidity loan facility.

As for other matters, approval by over two-thirds of the Directors attending the meeting shall be required to adopt any decisions.

Article 19 Should the Chairman be unable to exercise his/her responsibilities for any reason, he/she may authorize another Director to represent the JVC temporarily.

Article 20 The Board of Directors shall have at least one meeting every year, which, in principle, shall be held at the domicile of the JVC. Each meeting shall be convened and presided over by the Chairman of the Board of Directors. The Chairman may organize interim meeting(s) if two-thirds (2/3) or more of the total number of Directors so request. Minutes of each Board meeting shall be filed and kept by the JVC.

Article 21 Should a Director be unable to attend a Board meeting, he/she may authorize a representative to attend the meeting on his/her behalf with a written proxy. If no representative is appointed to attend a Board meeting, the absent Director shall be deemed to have waived his right at such Board meeting.

Chapter 8 Management Organization

Article 22 The JVC shall form a management body which shall be responsible for the day to day management of the JVC. The management body shall consist only of a General Manager, who shall be appointed by the Board of Directors with a two-year term of office. The General Manager may be re-appointed for further terms by the Board of Directors.

Article 23 The General Manager will be responsible for the management the JVC. Reporting to the Board of Directors, the General Manager shall undertake the responsibilities of carrying out and executing the decisions of the Board meetings, organizing and conducting the day to day management of the JVC, and representing the JVC in outside dealings.

The management body may appoint department managers, who shall be responsible for the relevant departments of the JVC, deal with the matters entrusted by the General Manager and report to the General Manager.

Article 24 The General Manager may be dismissed and replaced at any time by the Board if found to have engaged in malpractice for personal gain or serious dereliction of duties.

Chapter 9 Preparation and Establishment

Article 25 A Preparation Office shall be established under the leadership of the Board of Directors during the preparation stage of the JVC. The Preparation Office shall be composed of five (5) members, with three (3) of them to be appointed by Party A, and two (2) to be appointed by Party B.

Article 26 The detailed responsibilities of the Preparation Office shall include: reviewing project progress, organizing purchases and acceptances of equipment, materials and other articles, formulating expenditure plans, controlling the finances, payments and accounts of the project, formulating relevant management methods, keeping and sorting documents and materials required in the examination and approval process of the project, contacting and coordinating with various departments, and going through various procedures.

Article 27 The staffing, remuneration and expenses of the working personnel of the Preparation Office shall be included in the budget of the JVC upon approval by the Parties.

Article 28 The Preparation Office shall be abolished with the approval of the Board of Directors after the handover formalities have been completed.

Chapter 10 Labor Management

Article 29 The recruitment, hiring and dismissal of the JVC’s employees as well as their salaries, insurances, labor protection, labor disciplines, living allowances, and rewards and penalties shall comply with the Provisions of the People’s Republic of China on Labor Management in Chinese-Foreign Equity Joint Ventures and its implementation measures. Upon a plan having been formulated by the Board of Directors, the JVC will enter into labor contracts with individual employees and/or collective labor contract with the JVC’s competent labor union, which shall be submitted to the local labor administration authority for record filing.

Article 30 The JVC will enter into an employment contract with each of its senior employees and workers.

Article 31 The employment of the JVC’s senior management and their salaries, social insurances, benefits, standards for traveling expense allowance, etc. shall be decided by the Board of Directors through discussions.

Chapter 11 Taxes, Financial Affairs, Audit and Foreign Exchange

Article 32 The JVC shall pay all taxes required under and in accordance with applicable PRC laws and regulations.

Article 33 The JVC’s staff members shall pay their respective individual income tax in accordance with the Individual Income Tax Law of the People’s Republic of China and other applicable regulations.

Article 34 All foreign exchange matters of the JVC shall be conducted in accordance with the Regulation of the People’s Republic of China on Foreign Exchange Administration and other applicable regulations.

Article 35 The JVC will open foreign currency and RMB accounts at banks of China or other banks approved by the State Administration of Foreign Exchange.

Article 36 The fiscal year of the JVC shall be from January 1 to December 31 of each year. All invoices, receipts, statements and books shall be written in Chinese.

Article 37 The JVC shall hire a China-registered auditor to audit its financial statements and report the audit results to the Board of Directors and the General Manager. If the Board of Directors deems it necessary to hire an auditor from outside China to audit the annual financial statements of the JVC, Party A and Party B shall agree with such request and any costs thus incurred shall be borne by the JVC.

Article 38 During the first three months of each business year, the General Manager shall organize the preparation of the previous year’s balance sheet, profit and loss statement and profit distribution plan, to be submitted to the Board of Directors for examination and approval.

Article 39 The JVC shall allocate mandatory capital reserves, funds for business growth, staff incentives and benefits in accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures, with such allocation ratios as shall be discussed and decided by the Board of Directors after considering the operational conditions of the JVC.

Chapter 12 Term of the JVC

Article 40 The JVC shall exist and operate for a term of 20 years from its date of establishment, which shall be the date of issuance of the JVC’s business license.

Upon a proposal by a Party and with the unanimous approval of the Board of Directors, an application to extend the term of the JVC may be filed to the original approval authority six months before the expiry of the JVC’s term.

Chapter 13 Liquidation of Assets upon the Expiry of the JVC’s Term

Article 41 All of the JVC’s equipment and facilities should be properly kept and maintained so that they will remain in normal working order upon the expiry of the term of the JVC.

Article 42 Upon the expiry of the term of the JVC, the JVC shall liquidate its assets in accordance with applicable laws and regulations. At the time of liquidation of the JVC’s assets, both Parties shall jointly propose the procedures and principles of the liquidation, and the candidates to be appointed as members of the liquidation committee, and submit such information to the competent authority for approval. In principle, the members of the liquidation committee shall be selected from the Directors.

Article 43 Upon the expiry of the term of the JVC, all assets of the JVC, based on their net asset book value as of the date of termination of this Contract, shall first be used to offset the liabilities owed by the JVC, and then be distributed o the Parties according to the proportion of their respective equity interests in the JVC.

Chapter 14 Insurance

Article 44 The JVC will acquire various insurances with the People’s Insurance Company of China (“PICC”). The coverage, insured value, term of insurance and such other details of insurances shall be discussed and decided by the Board of Directors of the JVC according to the rules of PICC.

Chapter 15 Modification, Amendment and Termination of the Contract

Article 45 Any amendment to this Contract and its appendices shall come into force only upon the execution of a written agreement to amend by the Parties and approval by the original approval authority.

Article 46 In the event that this Contract is rendered unable to be performed due to any force majeure event, or the JVC becomes unable to continue its operations due to continual losses, the term of the JVC, or of this Contract, may be terminated earlier with the unanimous approval of the Board of Directors and the approval from the original approval authority.

Article 47 Should it become impracticable for the JVC to continue its operations or to achieve the business purpose stipulated in this Contract due to the failure by either Party to fulfill its obligations prescribed by this Contract or the Articles of Association of the JVC, or a serious breach by either Party of the terms of this Contract or the provisions of the Articles of Association of the JVC, then such breaching Party shall be deemed to have unilaterally terminated this Contract, in which case the other Party shall have the right to file an application to the original approval authority to terminate this Contract pursuant to the terms hereof, as well as to claim damages from the breaching Party. If such other Party agrees to continue the joint venture investment, the breaching Party shall compensate the JVC for any economic losses thus suffered.

Chapter 16 Liabilities for Breach of Contract

Article 48 Should either Party fail to fulfill its capital contribution obligations set forth in Chapter 5 hereof, such Party shall pay 3% on the amount owed as penalty to the non-breaching Party for each month such amount shall remain overdue. If such Party still fails to pay the amount owed within three months after the payment first becomes due, in addition to the accumulated damages of 9% of the amount owed, the non-breaching Party shall also be entitled to terminate this Contract pursuant to Article 47 hereinabove and require the breaching Party to compensate for its losses.

Should it become impracticable to perform all or any part of this Contract as a result of the fault of a Party, the breaching Party shall bear the liabilities thereof. Should it be the result of the fault of both Parties, they shall bear their respective liabilities according to the actual situation.

Chapter 17 Force Majeure

Article 49 In case an earthquake, typhoon, flood, fire, war or other event of force majeure that is unforeseeable and whose occurrence and consequences cannot be prevented or avoided, directly frustrates the performance of this Contract or renders its performance in accordance with its terms impracticable, the Party encountering such circumstances shall notify the other Party and, within fifteen (15) days of its occurrence, provide the other Party with detailed information on the force majeure event and a valid document of proof explaining the reasons of its inability to perform all or part of this Contract or the need to delay the performance hereof. The document of proof will be prepared by a local notary institution at the place where the event will have occurred. According to the degree and extent to which the performance of the Contract will have impacted upon, the Parties shall consult each other to decide whether to terminate this Contract, or to exempt one Party or both Parties from performing certain parts of its/their obligations, or to delay the performance of this Contract.

Chapter 18 Governing Law

Article 50 The formation, validity, interpretation, performance of this Contract and resolution of any disputes arising therefrom shall be governed by the laws of the PRC.

Chapter 19 Dispute Resolution

Article 51 Any disputes arising from the performance of, or in connection with this Contract, shall be resolved through friendly consultations between the Parties. In case no resolution can be reached through consultations, the disputes shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with its then effective rules and procedures. The arbitral award shall be final and binding on both Parties. Any arbitration cost shall be paid by the losing Party, except otherwise agreed between the Parties.

Article 52 During the pendency of any arbitration, this Contract shall continue to be performed by the Parties except for matters in disputes and under arbitration.

Chapter 20 Language

Article 53 The Contract shall be written in Chinese.

Chapter 21 Effectiveness of the Contract and Miscellaneous Provisions

Article 54 Any ancillary agreements drawn up in accordance with the principles of this Contract shall form an integral part of this Contract.

Article 55 This Contract as well as any appendices thereto shall be subject to approval by the Ministry of Foreign Trade and Economic Cooperation or its authorized agencies, and shall come into force on the date of such approval. Any amendments to this Agreement shall comply with Article 45 hereof.

Article 56 The notices sent via telex or telegraph between the Parties, if involved with the matters about the rights and obligations of the Parties, shall be followed by written mails.

The legal addresses of the Parties as listed in this Contract shall be their postal addresses.

Article 57 Except those already published, neither Party shall disclose to the public any of the JVC’s confidential documents, including technical files, sales and financial files, major resolutions, etc., without the unanimous consent of the Board of Directors.

Article 58 This Contract has been executed by the Parties in Beijing, PRC on May 10, 2000, with one copy written in the Chinese language kept by each Party.

Article 59 Should the JVC fail to be established ultimately, the preparation costs shall be borne by Party A.

Party A: Beijing Zhilian Sanke Human Resources Service Center

Signature and seal: /s/ Yong Zhang

May 10, 2000

Party B: Zhaopin.Com Limited

Signature and seal: /s/ Mark Baldain

May 10, 2000

Beijing Wangpin Consulting Co., Ltd.

Amendment to Contract and Article of Association

Due to the change of board member, legal representative of Party B and registered address, the Contract and Article of Association are amended as follows:

I. Contract

Chapter 2, Article 1:

Original:

Article 1 The parties hereto (each a “Party” and together the “Parties”) are:

Party A: Beijing Zhilian Sanke Human Resources Service Co., Ltd.

Legal address: Unit 102, Building 4, Zone A, 71 Jianguo Road, Huitong Plaza, Chaoyang District, Beijing.

Legal representative: Hao LIU, Title: General Manager, Nationality: Chinese

Party B: Zhaopin Limited

Legal address:

Legal representative: Hao LIU, Title: Director, Nationality: Chinese

Revised as:

Article 1 The parties hereto (each a “Party” and together the “Parties”) are:

Party A: Beijing Zhilian Sanke Human Resources Service Co., Ltd.

Legal address: Unit 601, 5/F, Fosun International Centre, 237 Chaoyang North Road, Chaoyang District, Beijing

Legal representative: Yuan LIU, Title: General Manager, Nationality: Chinese

Party B: Zhaopin Limited

Legal address:

Legal representative: Hao LIU, Title: Director, Nationality: Chinese

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Chapter 7, Article 16:

Original:

Article 16 The Board of Directors shall be composed of five (5) Directors, of whom one (1) shall be appointed by Party A, and four (4) shall be appointed by Party B.

The Chairman shall be appointed by Party A, and one Vice Chairman shall be appointed by Party B. The General Manager shall be appointed by the Board of Directors. The term of office for the Chairman and the Directors is four (4) years, which may be renewed after they are re-appointed by the relevant appointing Party.

Revised as:

Article 16 The Board of Directors shall be composed of five (5) Directors, of whom two (2) shall be appointed by Party A, and three (3) shall be appointed by Party B.

The Chairman shall be appointed by Party B, and one Vice Chairman shall be appointed by Party A. The General Manager shall be appointed by the Board of Directors. The term of office for the Chairman and the Directors is four (4) years, which may be renewed after they are re-appointed by the relevant appointing Party.

II. Article of Association

[Omitted.]

This amendment constitutes a supplement and continuation of the original contract and article of association. It has the same legal effect as the original contract and article of association.

This amendment is made in three counterparts and executed on July 15, 2011. It will come into effective upon the approval of Chaoyang Bureau of Commerce.

Party A: Beijing Zhilian Sanke Human Resources Service Co., Ltd.

Signature and seal: /s/ Yuan Liu

Date: July 15, 2011

Party B: Zhaopin Limited

Seal: /s/ Hao Liu

Date: July 15, 2011

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